SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Laclede Group, Inc.
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(Name of Registrant as Specified In Its Charter)

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Notice of

ANNUAL MEETING
OF SHAREHOLDERS

and

PROXY STATEMENT

January 31, 2008

720 Olive Street
St. Louis, MO 63101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. central standard time on Thursday, January 31, 2008

Place	Renaissance St. Louis Grand Hotel 800 Washington Avenue St. Louis, Missouri 63101

Items of Business	1.	To elect three members of the Board of Directors to serve for a three-year term.

	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2008 fiscal year.

	3.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

Record Date	You can vote if you are a common shareholder of record on December 3, 2007.

Annual Report	Our 2007 annual report was delivered with this proxy statement.

     Your vote is important. Whether or not you plan to attend the annual meeting, PLEASE VOTE IN ONE OF THREE WAYS: (1) use the toll-free telephone number shown on your proxy card; (2) visit the website shown on your proxy card to vote via the Internet; or (3) mark, sign, date and promptly return the proxy card in the enclosed, pre-addressed, postage-paid envelope. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

By the order of the Board of Directors,

MARY CAOLA KULLMAN
Secretary

December 21, 2007

PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

     This proxy statement is furnished to solicit proxies by the Board of Directors of The Laclede Group for use at the annual meeting of its shareholders to be held on January 31, 2008, and at any adjournment or postponement thereof. The meeting will be held at the Renaissance St. Louis Grand Hotel, 800 Washington Avenue, St. Louis, Missouri 63101 at 10:00 a.m. central standard time. Please note the change in meeting location from prior years. The Company expects to mail this proxy statement with the annual report for its fiscal year 2007 on or about December 21, 2007.

Annual Meeting Admission

     If you are a shareholder of record and plan to attend the annual meeting, please check in with Company representatives at the meeting. If your shares are held by someone else on your behalf, such as a bank or broker, and you plan to attend the meeting, please bring a letter or statement from that firm that shows you were a beneficial holder on December 3, 2007. Please also bring personal identification.

Voting Matters

     Your vote is very important.

     Holders of record of The Laclede Group common stock at the close of business on December 3, 2007 are entitled to receive this proxy statement and to vote at the meeting. As of that date there were 21,672,110 shares of The Laclede Group common stock outstanding. You are entitled to one vote for each share owned of record on that date.

How you can vote

     There are three convenient voting methods for shareholders of record:

     Voting by telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return your proxy card. Telephone voting facilities for shareholders of record will close at 11:59 p.m. eastern standard time on January 30, 2008.

     Voting by Internet. You can also vote via the Internet. The website for Internet voting is on your proxy card, and voting is available 24 hours a day. If you vote via the Internet, you should not return your proxy card. Internet voting facilities for shareholders of record will close at 11:59 p.m. eastern standard time on January 30, 2008.

     Voting by mail. If you choose to vote by mail, mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided.

     If you hold your shares through a broker, bank or other holder of record, please follow its directions for providing voting instructions. The availability of telephone or Internet voting will depend on that firm’s processes.

     If you participate in The Laclede Group dividend reinvestment and stock purchase plan or in the Company Stock Fund of the Laclede Gas Wage Deferral Savings Plan, Salary Deferral Savings Plan, or Missouri Natural Wage Deferral Savings Plan and you do not give voting instructions for shares owned by you through any of these plans, none of your shares held in the plans will be voted. If you participate in the Company Stock Fund of the Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc. and you do not specify your voting instructions, the trustee of the plan trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the administrators and trustee of the plans, your voting instructions must be received by January 28, 2008.

How you may revoke or change your vote

     You may revoke your proxy at any time before it is voted at the meeting by:

  sending timely written notice of revocation to the corporate secretary;

  submitting another timely proxy by telephone, Internet or paper ballot; or

  attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

Other voting matters

     All shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted by those named in the proxy card in accordance with the recommendations of the Board of Directors.

     If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. As of the printing of this proxy statement, we do not know of any other matter to be raised at the annual meeting.

     We hired Broadridge Investor Communications as an independent tabulator of votes to ensure confidentiality of the voting process. However, if you write comments on your proxy card, the comments will be shared with us. We have also hired IVS Associates, Inc. to serve as independent inspector of elections.

How votes are counted and voting requirements

     Each share of common stock represents one vote. As provided in The Laclede Group’s bylaws, holders of a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote that are present in person or by proxy is required to elect directors (Proposal 1), and to ratify the independent accountants (Proposal 2). Shares represented by proxies that are marked or voted:

  “withhold” with respect to the election of directors,

  “abstain” on the ratification of the appointment of the independent registered public accountant, or to deny discretionary authority,

will be counted to determine a quorum but will have the effect of voting against the nominee(s), the ratification of the independent accountant and discretionary authority. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present.

     If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting on some of the proposals. Under the rules of The New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of directors and the ratification of appointment of our independent accountant. Thus, it is important that you provide timely voting instructions to your broker to exercise your voting rights.

Delivery of Proxy Materials and Annual Report

     Only one proxy statement, proxy card and annual report for 2007 are being delivered by the Company to multiple shareholders sharing an address, unless the Company receives contrary instructions. The Company will deliver, promptly upon written or oral request, a separate copy of this proxy statement and accompanying materials to shareholders at a shared address to which a single copy was delivered.

     A shareholder who wishes to receive a separate copy of this proxy statement, proxy card or the annual report for 2007, now or in the future, or shareholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a request to Investor Services at 314-342-0873, or Investor Services, The Laclede Group, Inc., 720 Olive Street, St. Louis, Missouri 63101.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in The Laclede Group shares with the Securities and Exchange Commission and The New York Stock Exchange. Based on our records and information, in fiscal year 2007 our directors and executive officers met all applicable Securities and Exchange Commission reporting requirements.

Corporate Governance

Board and Committee Structure

     During the 2007 fiscal year, there were seven meetings of our Board of Directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable Committee meetings, and all but one director attended the last annual meeting of shareholders.

     The standing committees of the Board of Directors include the Audit, Compensation, Corporate Governance, Investment Review and Capital Funds Committees.

     The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant, the internal audit department and the operation of ethics programs. At fiscal year end, the Committee members were Mr. Glotzbach as Committee chairman and audit committee financial expert, and Directors Leness, Newberry, Stupp, and Van Lokeren. All Committee members were determined by the Board to be independent and financially literate in accordance with The New York Stock Exchange requirements. The Committee met five times in fiscal year 2007.

     The Compensation Committee assists the Board in the discharge of its responsibility relative to the compensation of the Company’s executives, reviews and makes recommendations to the Board relative to the Company’s incentive compensation and equity-based plans, and makes recommendations to the Board regarding director compensation. At fiscal year end, the Committee members, all of whom were determined to be independent, were Directors Donald (chairman), Glotzbach, Nasser, and Stupp. The Committee met seven times in fiscal year 2007. There are no Compensation Committee interlocks.

     The Corporate Governance Committee considers and makes recommendations to the Board relative to corporate governance and its corporate governance guidelines, assists the Board in identifying individuals qualified to become Board members, assists the Board in the oversight of succession planning for executive officers and approves any related party transactions. The Committee also recommends committee appointments to the full Board. At fiscal year end, the Committee members, all of whom were determined to be independent, were Directors Nasser (chairman), Donald, Glotzbach, and Van Lokeren. The Committee met two times in fiscal year 2007.

     The Capital Funds Committee oversees the Company’s significant multi-year contributions to charitable and civic organizations. It also establishes certain criteria for the corporate giving program. At fiscal year end, the Committee members were Directors Maritz (chairman), Nasser, Newberry, and Yaeger. The Committee met once in fiscal year 2007.

     The Investment Review Committee oversees the investments of the defined benefit qualified pension plans of the Company’s subsidiaries. At fiscal year end, the Committee members were Directors Van Lokeren (chair), Glotzbach, Leness, Nasser, Stupp, and Yaeger. The Committee met four times in fiscal year 2007.

Director Independence

     The Board of Directors believes that a majority of the directors should be independent and determined that the following members were independent: Donald, Glotzbach, Leness, Maritz, Nasser, Newberry, Stupp, and Van Lokeren. Mr. Yaeger, the Chairman, President and Chief Executive Officer, is the only non-independent member of the Board. In determining the independence of directors, the Board found that none of the directors, other than Mr. Yaeger, has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as certain prescribed standards of independence, which are included with our Corporate Governance Guidelines in the Investor Services portion of our website (www.thelacledegroup.com). The director independence standards adopted by the Board largely reflect The New York Stock Exchange standards except the Board chose to use five-year “cooling off” periods, which is longer than The New York Stock Exchange’s three-year period; further the standards provide that the Board does not consider material Laclede Gas Company’s provision of natural gas service to any director or immediate family member of the director or director-related company pursuant to Laclede Gas Company’s tariffed rates. While the Board noted that Mr. Leness’ former employer, Merrill Lynch & Co., Inc., provided investment banking services to the Company in fiscal year 2006, Mr. Leness was not an executive officer or director of Merrill Lynch, received no compensation relative to the investment banking services provided to the Company, and retired from Merrill Lynch on June 30, 2006 prior to joining the Company’s Board. As a result, the Board determined Mr. Leness did not have a material interest in the transaction and the transaction did not impair the independence of Mr. Leness.

     The independent members of the Board meet in executive session at least quarterly, which sessions are led by Mr. Nasser, the current Lead Director. Each quarter, the Lead Director solicits from other Board members topics for discussion in those sessions. Topics include, from time to time, the performance of the Chief Executive Officer, executive succession planning, executive compensation matters, and the Company’s strategy.

     All of the members of the Audit, Compensation and Corporate Governance Committees are independent under our director independence standards as well as under the standards of The New York Stock Exchange. Mr. Glotzbach has been determined to be the audit committee financial expert for the Audit Committee and further, Directors Leness, Newberry, Stupp and Van Lokeren, who serve on the Audit Committee, meet the audit committee financial expert requirements.

Corporate Governance Documents

     Our key corporate governance documents include:

  Corporate Governance Guidelines;

  charters of each of the Audit, Compensation, and Corporate Governance Committees;

  Code of Business Conduct;

  Financial Code of Ethics;

  Related Party Transaction Policy and Procedures; and

  Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services.

     All of these documents, other than the Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services, are available on our website at www.thelacledegroup.com in the investor services section and a copy of any of these documents will be sent to any shareholder upon request.

Corporate Governance Guidelines

     The Board generally conducts itself in accordance with its Corporate Governance Guidelines. The Guidelines, among other matters, provide:

  the independent directors may elect a Lead Director,

  each independent director must notify the Corporate Governance Committee Chair and the Chairman of the Board as soon as practicable of any event, situation or condition that may affect the Board’s evaluation of his or her independence, independent directors will not be paid for consulting, the Company will not retain their firms for consulting or services without approval of the full Board nor will any personal loans or extensions of credit be made by the Company to any director other than on the same terms as loans or credit are available to customers generally, a director who materially changes his or her job responsibilities must submit a written offer to resign from the Board, which will then take into account the circumstances at that point in time and take such appropriate action as it deems necessary, a director is not eligible for election after reaching age 71,

  directors are responsible for attending Board and Committee meetings as well as the annual meeting of shareholders and expected to attend at a minimum 75% of such meetings,

  the Board and its Committees conduct annual assessments of their performance as well as assessments of the performance of each individual director,

  directors have complete access to management,

  the Board has the ability to retain consultants, experts, and advisors as it deems necessary, at Company expense, and encouragement to attend educational programs at Company expense.

Related Party Transaction Policy and Procedures

     We have adopted the Related Party Transaction Policy and Procedures under which our Corporate Governance Committee generally pre-approves transactions involving more than $100,000 with our directors, executive officers, 5% or greater shareholders, and their immediate family members. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve the transaction and will approve only those transactions that it determines to be in the best interests of the Company. If the Company becomes aware of an existing transaction with a related party that has not been approved under the policy, the matter will be referred to the Committee. The Committee will evaluate all options available including ratification, revision or termination of such transaction. The policy includes certain transactions that are deemed pre-approved because they do not pose a significant risk of a conflict of interest. Such pre-approved transactions include the provision of natural gas service to any of the related parties by our utility subsidiary in accordance with its tariffed rates, transactions entered into pursuant to the competitive bid process, and those transactions at such a level as not to be material to the Company or the related party. There were no related party transactions in fiscal year 2007 requiring Committee action.

Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services

     Consistent with Securities and Exchange Commission requirements regarding accountant independence, the Audit Committee recognizes the importance of maintaining the independence, in fact and appearance, of our independent registered public accountant. To this end, the Audit Committee adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent accountant. Under the policy, the Committee or its designated member must pre-approve services prior to commencement of the specified service, provided that all fees relative to compliance with Section 404 of the Sarbanes-Oxley Act may only be pre-approved by the Committee. Any pre-approvals by the designated member between meetings will be reported to the Audit Committee at its next meeting. The requests for pre-approval are submitted to the Audit Committee or its designated member, as applicable, by both the independent accountant and the Company’s Chief Financial Officer with a joint statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on accountant independence. At each Committee meeting, the Audit Committee reviews a report summarizing the services, including fees, provided by the independent accountant; a listing of pre-approved services provided since its last meeting; and a current projection presented similar to that included in this proxy statement, of the estimated annual fees to be paid to the independent accountant.

Correspondence with the Board

     Those who desire to communicate with the independent directors should send correspondence addressed to the Lead Director, c/o The Laclede Group, Inc., 720 Olive Street, Room 1517, St. Louis, MO 63101. All appropriate correspondence is forwarded directly to the Lead Director. The Company does not, however, forward spam, sales, marketing or mass mailing materials; product or service complaints or inquiries; new product or service suggestions; resumes and other forms of job inquiries; or surveys. However, any filtered information is available to any director upon request.

     Shareholders who wish to recommend nominees to the Corporate Governance Committee should make their submission to the Committee by the September 30 preceding the annual meeting by submitting it to Corporate Governance Committee Chair, c/o The Laclede Group, 720 Olive Street, St. Louis, MO 63101. Candidates properly recommended by shareholders will be evaluated by the Committee using the same criteria as applied to other candidates. While there is no set of specific criteria for nominees, the Corporate Governance Committee generally will consider the appropriate skills and characteristics needed in light of the current make-up of the Board, including an assessment of the experience, diversity, age and skills represented on the Board. Generally, the Committee looks for persons who evidence personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; and expertise that is useful to the Company and complementary to the background and experience of other Board members. The Company does not typically hire or pay any third party to assist in this process.

Audit Committee Report

     The primary function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies; for establishing internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations; and for assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm (the “firm”) is responsible for planning and performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by Company management and the firm.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2007 with management and the firm, Deloitte & Touche LLP. The Committee has also discussed with the firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and by the rules of the Public Company Accounting Oversight Board.

     Deloitte & Touche LLP has provided the Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent registered public accounting firm that firm’s independence.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K for the year ended September 30, 2007.

Audit Committee
Edward L. Glotzbach, Chairperson
Anthony V. Leness
Brenda D. Newberry
John P. Stupp, Jr.
Mary Ann Van Lokeren

Fees of Independent Registered Public Accountant

     The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2007 and 2006 and fees billed for other services during those periods by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2007	2006
Audit fees	$526,500	$516,250
Audit related fees (1)	60,363	115,115
Tax fees (2)	40,000	36,130
All other fees	-	-
Total	$626,863	$667,495
____________________

(1)	Audit related fees consisted of audits of employee benefit plans, consents for registration statements, comfort letters and work paper reviews.

(2)	Tax fees consisted primarily of assistance with tax compliance and reporting.

     The Audit Committee pre-approved all of the fees disclosed for fiscal years 2007 and 2006. The policy regarding the approval of independent registered public accountant provision of audit and non-audit services is described earlier in this proxy statement on page 6.

     The Compensation Committee Report follows the Compensation Discussion and Analysis. Disclosures relative to the engagement of a compensation consultant and the role of management in compensation decisions are included in the Compensation Discussion and Analysis.

PROPOSAL 1
ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Directors Glotzbach, Maritz, and Stupp, whose terms will expire upon the election on January 31, 2008, will stand for reelection for terms expiring in 2011. The persons named in the enclosed proxy card intend to vote proxies FOR the election of the three nominees. If any nominee becomes unavailable for any reason before the meeting, which is not anticipated, the proxies received for that nominee will be voted for a person to be selected by our Board of Directors.

Information about the nominees and directors

Nominees for term expiring in 2011:

     Edward L. Glotzbach, 59, became Vice Chairman of Information Services Group in November 2007 when it acquired Technology Partners International, Inc. From December 2004 to November 2007, he served as President and CEO of Technology Partners International, Inc., an organization that assists clients with the evaluation, negotiation, implementation and management of IT and business process sourcing initiatives. From October 2003 to December 2004, he served as Vice President and Chief Financial Officer of the firm. From 1970 to September 2003, he served in many positions with SBC Communications, with his most recent position there being Executive Vice President and Chief Information Officer for six years.

Director since	2005

     W. Stephen Maritz, 49, has been Chairman of the Board of Maritz Inc. since February 2001 and Chief Executive Officer since November 1998. Maritz Inc. provides performance improvement, marketing research and travel services on a global basis.

Director since	2000

     John P. Stupp, Jr., 57, has been President of Stupp Bros., Inc. since March 2004 and Chief Executive Officer of Stupp Corporation since August 1995. He previously served as Executive Vice President from April 1995 – March 2004 and Chief Operating Officer from April 1996 – March 2004. Stupp Bros., Inc. has two operating divisions: Stupp Bridge Company, a fabricator of steel highway and railroad bridges; and Stupp Corporation, producer of custom-made ERW (electric resistance welded) pipe for gas and oil transmission; and three subsidiaries: Hammert’s Iron Works, Inc., a fabricator of structural steel; Bayou Coating LLC, coating applicators for steel line pipe; and Midwest BankCentre, a Missouri bank holding company. He serves as a director of Stupp Bros., Inc. and Atrion Corporation.

Director since	2005

The Board of Directors recommends a vote “FOR”
election of these nominees as directors.

Directors with term expiring in 2009:

     Arnold W. Donald, 52, is President and Chief Executive Officer of Juvenile Diabetes Research Foundation International, the leading charitable funder and advocate of type 1 (juvenile) diabetes research worldwide. He served as Chairman of the Board of Merisant Company from March 2000 to November 2005 and as its CEO from March 2000 to June 2003. He is a director of Crown Holdings, Inc., Oil-Dri Corporation of America, Carnival Corporation and The Scotts Company.

Director since	2003

     Anthony V. Leness, 67, was Managing Director Investment Banking – Global Power & Energy Group at Merrill Lynch & Co., Inc., in New York City from 1978 to his retirement on June 30, 2006. Merrill Lynch provides wealth management, capital market, investment banking and consulting services. He served as a relationship manager on a broad range of large and small companies, including industrial, communications, oil and gas exploration, natural gas pipeline, and, since 1990, exclusively on power and natural gas distribution companies.

Director since	2006

     William E. Nasser, 68, was, until October 2003, CEO of SouthWest NanoTechnologies, Inc., a privately held specialty chemical firm. He served as Chairman of Enchira Biotechnology Corp. from April 1998 to January 2003. He retired as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation in November 1995.

Director since	2000

Directors with term expiring in 2010:

     Brenda D. Newberry, 54, became Chairman and Chief Executive Officer of The Newberry Group in 2006. From 1996-2005, she served as its President and Chief Executive Officer. Ms. Newberry founded The Newberry Group in 1996 with her husband. The Newberry Group provides IT consulting services on a global basis, specializing in cyber-security services, information systems consulting, and project management services.

Director since	2007

     Mary Ann Van Lokeren, 60, retired as Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, in October 2006. She had served in that capacity since December 1986. She is a director of Masco Corporation.

Director since	2000

     Douglas H. Yaeger, 58, has been Chairman of the Board, President and Chief Executive Officer of The Laclede Group since its inception in October 2000. He has been Laclede Gas’ Chairman of the Board since January 1999, Chief Executive Officer since January 1999 and President since December 1997. He is a director of First Banks, Inc.

Director since	2000

Directors’ Compensation

     The Compensation Committee periodically reviews director compensation relative to data from the national surveys of director compensation, including those from Mercer and The Conference Board. In October 2007 the Compensation Committee recommended and the Board approved certain changes in director compensation to be effective in 2008. The basic retainers and fees payable through January 2008 as well as those approved effective February 2008 are set forth below. No retainers or fees are paid to directors who are executives or employees of the Company and its subsidiaries.

Board and Committee Fees and Retainers

	Through	Effective
	January 2008	February 2008
Annual Board Retainer	$35,000	$35,000
Lead Director Annual Retainer	-	12,000
Audit Committee Chair Annual Retainer	10,000	10,000
Compensation Committee Chair Annual Retainer	7,500	10,000
Other Committee Chair Annual Retainer	6,000	6,000
Board Meeting Fee for Personal Attendance	2,000	2,000
Board Meeting Fee for Teleconference Attendance	1,000	1,000
Committee Meeting Fee for Personal Attendance	1,000	1,000
Committee Meeting Fee for Teleconference Attendance	500	500

     The table below discloses the compensation paid or earned by all those who served as Company directors in fiscal year 2007. Not included in the table is the retirement plan for non-employee directors in which participation and benefits have been frozen since November 1, 2002. Under that plan, a non-employee director who had at least five years of service as a director as of November 1, 2002, qualified for an annual payment after retirement in an amount equal to the board retainer at November 1, 2002, ($18,000) with such payments being made for the longer of 10 years or life. The current directors eligible for benefits under the plan are Nasser and Van Lokeren. Dr. Henry Givens, Jr. retired at the annual meeting in January 2007 in accordance with the mandatory retirement provisions of the Company’s bylaws and began receiving benefits under the plan.

			Nonqualified
			Deferred
	Fees Earned or	Stock	Compensation	All Other
Name	Paid in Cash	Awards(1)	Earnings (2)	Compensation (3)	Total
Donald	$57,000	$4,831	$367	$3,920	$66,118
Givens, Jr.	18,667	27,829	5,939	-	52,435
Glotzbach	65,500	4,892	4,428	2,760	77,580
Leness	47,000	17,746	-	1,890	66,636
Maritz	47,000	7,519	3,524	5,298	63,341
Nasser	60,000	46,121	27,507	-	133,628
Newberry	37,000	1,471	986	584	40,041
Stupp, Jr.	55,000	4,297	-	2,760	62,057
Van Lokeren	56,500	46,121	15,080	-	117,701
____________________

(1)	Amounts calculated using the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” (SFAS No. 123(R)) except that these amounts are exclusive of the estimate of forfeitures. See Note 1, Summary of Significant Accounting Policies, Stock-Based Compensation, of the consolidated financial statements in the Company’s annual report for the year ended September 30, 2007 for a discussion regarding the manner in which the fair value of these awards are calculated, including assumptions used.

The table below provides more details relative to the restricted stock awards made under the Restricted Stock Plans for Non-employee Directors:

		Fair Value of Shares	Aggregate No. of
	No. of Shares Awarded	Awarded in	Shares Awarded
	in Fiscal Year 2007	Fiscal Year 2007	at 2007 Fiscal Year End
Donald	1,000	$32,740	3,200
Givens, Jr.	850	27,829	4,800
Glotzbach	1,000	32,740	2,400
Leness	1,000	32,740	1,800
Maritz	1,000	32,740	4,150
Nasser	850	27,829	4,400
Newberry	800	26,192	800
Stupp, Jr.	1,000	32,740	2,400
Van Lokeren	850	27,829	4,800

Under the plans, each of those directors who does not have benefits under the frozen retirement plan for non-employee directors received a grant of 1,000 restricted shares, except as a new director Newberry received an initial grant of 800 restricted shares. Each of those directors with benefits under the frozen retirement plan received a grant of 850 shares. Under the terms of the restricted stock plans, which provides for vesting based upon age entering the plan and years of service, Givens, Nasser, and Van Lokeren have each become fully vested in their shares. All of the remaining directors are not yet vested in their shares.

(2)	Represents above-market earnings in fiscal year 2007 on deferrals of fees and retainers by participating directors in the Deferred Income Plans.

(3)	Includes dividends paid on restricted shares of stock.

     The Company’s Restricted Stock Plan for Non-Employee Directors, approved by shareholders in January 2003, provides an initial award of 800 restricted shares to each new non-employee director. Annually thereafter, each non-employee director who is not a participant in the retirement plan for non-employee directors receives an additional grant of 1,000 shares, which the Board increased to 1,600 shares effective January 2008, for service rendered during the year preceding the annual meeting, while each non-employee director who is a participant in the retirement plan for non-employee directors receives an annual grant of 850 shares, which the Board increased to 1,450 shares effective January 2008, on the annual meeting date for the prior year’s service. The Plan trustee purchases shares for grants on the open market and holds them in trust for the account of the participants until they are vested. Forfeited shares are held by the trustee and available for future grants. Participants receive cash dividends on the Company’s common stock and may vote the shares awarded even while the shares are restricted, but the restricted shares may not be sold, pledged or otherwise transferred, except in accordance with the terms of the Plan. Shares vest depending on the participant’s age entering the plan and years of service as a director. Directors Nasser and Van Lokeren are fully vested in their awards under the plan. The table below shows the vesting schedule for the other directors.

	Half of Plan Shares Vest	All of Plan Shares Vest
Donald	----	Annual Meeting January 2015
Glotzbach	On 65th birthday in 2013	Annual meeting January 2017
Leness	Annual Meeting January 2009	On 70th birthday in 2010
Maritz	----	Annual Meeting January 2012
Newberry	On 65th birthday in 2018	Annual Meeting January 2019
Stupp, Jr.	On 65th birthday in 2015	Annual Meeting January 2017

Stock Ownership Guidelines for Non-employee Directors

     Non-employee directors and executive officers of the Company are subject to stock ownership guidelines. Under these guidelines, non-employee directors are expected to own shares with a market value equal to two times the annual retainer and are expected to retain shares awarded under the Restricted Stock Plan for Non-employee Directors for at least three years after the restrictions lapse. The non-employee directors have five years to meet the ownership guidelines.

BENEFICIAL OWNERSHIP OF LACLEDE GROUP COMMON STOCK

     The table below shows as of December 1, 2007 the number of shares of our common stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each current director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group.

Amount and Nature of Ownership

	Shares
	Beneficially			Percent
Name	Owned (1)			of Class
B. C. Cooper	3,901	(2)		*
A. W. Donald	3,200	(3)		*
M. C. Geiselhart	4,000	(4)		*
E. L. Glotzbach	2,400	(3)		*
A. V. Leness	3,800	(3)		*
W. S. Maritz	4,150	(3)		*
W. E. Nasser	5,400			*
K. J. Neises	20,958	(4)		*
B. D. Newberry	800	(3)		*
R. E. Shively	46,732	(4)		*
J. P. Stupp, Jr.	1,157,400	(3)	(5)	5.3%
M. A. Van Lokeren	5,800			*
D. H. Yaeger	130,082	(4)	(6)	*
Ameriprise Financial, Inc.	1,764,464	(7)		8.1%
Barclays Global Investors, N.A./Barclays Global Fund
Advisors/Barclays Global Investors Ltd.	1,467,747	(8)		6.8%
Stupp Bros., Inc.	1,155,000	(5)		5.3%
All nominees, directors and executive officers as a group (21)	1,506,204			7.0%
____________________

(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to all of the shares listed.

(2)	Includes 2,678 shares owned jointly with spouse with shared voting and investment power.

(3)	Includes restricted, non-vested shares granted under the Restricted Stock Plan for Non-Employee Directors, as to which each recipient has sole voting power and no current investment power, as follows: A. W. Donald – 3,200; E. L. Glotzbach – 2,400; A. V. Leness – 1,800; W. S. Maritz – 4,150; B. D. Newberry – 800; and J. P. Stupp, Jr. – 2,400.

(4)	Includes options exercisable currently and within 60 days for the following number of shares under the Equity Incentive Plan: K. J. Neises – 10,350; R. E. Shively – 35,625; D. H. Yaeger – 90,000. Includes restricted non-vested shares granted under the Equity Incentive Plan approved in 2003 and under the 2006 Equity Incentive Plan approved, as to which a recipient has sole voting power and no current investment power as follows: M. C. Geiselhart – 4,000; K. J. Neises – 10,000; R. E. Shively – 9,000; and D. H. Yaeger – 30,000.

(5)	Stupp Bros., Inc. owns 1,155,000 shares. Mr. Stupp is a director and executive officer of Stupp Bros., Inc. and has an interest in a voting trust that controls 100% of the stock of Stupp Bros., Inc., which is located at 3800 Weber Road, St. Louis, MO 63125. These shares are pledged as collateral to secure credit facilities for Stupp Bros., Inc. and are currently held by Bank of America.

(6)	Includes 95 shares held in son’s name and 20 shares held in spouse’s name.

(7)	Information provided as of December 31, 2006 in Amendment 2 to Schedule G by Ameriprise Financial, Inc., 145 Ameriprise Financial Center, Minneapolis, MN 55474. Ameriprise Financial, Inc. is the parent holding company for Ameriprise Trust Company, RiverSource Funds, and RiverSource Investments, LLC. Of the shares reported,

Ameriprise Trust Company reported an interest in 1,483,884 shares as the directed trustee for certain employee benefit plans and as trustee and investment manager of the RiverSource Trust Collective Funds. At the time of the filing, Ameriprise served as the plan trustee for several of the employee benefit plans of Laclede Gas Company, a subsidiary of the Company. The reporting person, and each of its subsidiaries listed above, disclaims beneficial ownership of any shares reported on the Schedule 13G.

(8)	Information provided as of December 31, 2006 in Schedule 13G filed by these shareholders, whose address is 45 Fremont Street, San Francisco, CA 94105. Barclays Global Investors, NA reports sole voting power as to 690,300 shares and sole dispositive power as to 794,497 shares; Barclays Global Fund Advisors reports sole voting and dispositive power as to 659,630 shares; and Barclays Global Investors Ltd. Reports sole voting and dispositive power as to 13,620 shares, resulting in an aggregate number of shares by both entities of sole voting power of 1,363,550 shares and sole dispositive power of 1,467,747 shares.

*	Less than one percent.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of Executive Compensation Program and Philosophy

     The Company’s Compensation Committee (the “Committee”) establishes the executive compensation philosophy and assists the Board in the development and oversight of all aspects of executive compensation.

Company’s Compensation Philosophy

     In determining compensation of our named executive officers and other key employees, the Company’s compensation philosophy is to:

  Make compensation decisions based on what promotes our corporate strategy, creates shareholder value, and remains equitable for the Company, its executives and its shareholders.

  Provide an executive compensation program to attract, motivate and retain key executives, and to drive the development of value for the shareholders.

Role of the Compensation Committee

     In implementing the Company’s compensation philosophy, the Committee:

  Analyzes the design, execution and performance results of each of the components of our executive compensation program, in conjunction with an analysis of total compensation for executives.

  Reviews executive compensation data from industry specific surveys sponsored by the American Gas Association and other published compensation surveys. However, the Committee has not, historically and for the fiscal year 2007, identified or utilized any comparator group for individual executive compensation decisions.

  Reviews the performance of the Company for the most recently completed fiscal year and the attainment of pre-established performance goals by the executives, including the named executive officers and make adjustments, as needed, to promote the execution of our corporate strategy and the creation of shareholder value.

  Considers merit increases to officer salaries and reviews the CEO’s accumulated wealth analysis and the results of internal audit’s review of the CEO’s expenses during the past year.

     During the course of the year, the Committee requests and receives information regarding the attainment of Company objectives and the performance of individual executive officers from senior Company management. However, the Committee independently develops its own information regarding the attainment of goals by the CEO. The CEO does not play any role in the establishment of his own compensation.

Role of the Compensation Consultant

     In June 2007, the Committee retained the firm of Frederick W. Cook & Co., Inc. to serve as its independent advisor with respect to fiscal year 2008 and future years. The consultant reports directly to the Chair of the Committee. In particular, the consultant is to advise the Committee on performance metrics as well as a thorough review and assessment of the current executive compensation program. The consultant attends the Committee meetings. The consultant will make recommendations to the Committee on companies to be used in a comparator group as well as its findings relative to competitiveness of the Company’s executive compensation. However, the Committee and the Board retain all decision-making authority.

Role of the CEO

     The CEO makes recommendations to the Committee on compensation changes for all Company officers (other than himself), including the other named executive officers. In particular, each year the CEO provides the Committee with:

  His evaluation of the performance of all Company officers;

  His recommendations for base salary adjustments for those officers;

  Recommendations for promotions, as appropriate;

  His review of the individual objectives for those officers in the annual incentive plan;

  Recommendations for awards under the annual incentive plan based on the officers’ performance; and,

  Recommendations for equity grants under the equity incentive plan to those officers based on the officer’s performance and role in executing the corporate strategy to build long-term shareholder value.

Our Named Executive Officers

     The Company’s named executive officers as of the end of the fiscal year 2007, which was September 30, 2007, consisted of the following individuals:

  Mr. Yaeger, our President, Chief Executive Officer and Chairman of the Board;

  Mr. Neises, our Executive Vice President of Energy and Administrative Services of Laclede Gas Company;

  Mr. Shively, our President of SM&P Utility Resources, Inc.;

  Mr. Cooper, our Chief Financial Officer (Mr. Cooper resigned from the Company effective October 1, 2007); and

  Mr. Geiselhart, our Vice President of Strategic Development and Planning.

Components of Executive Compensation

     The Company’s executive compensation program is comprised of the following five basic components:

  Base salary;

  Annual incentive;

  Long-term incentives;

  Post-termination compensation; and,

  Other Company-provided benefits.

     The Committee uses the processes described in this CD&A to determine the appropriate balance among the components of executive compensation that will result in an effective total compensation package, and does not use targeted allocations between cash and equity based compensation or annual and long-term incentive compensation.

Base Salary

     The Company’s base salary program is designed to provide competitive salaries to attract and retain key executive talent and to reward leadership effectiveness. Base salaries for executive officers are generally based on the following factors (none of which is given any particular weight), including:

  The executive’s job responsibilities and performance in his or her position,

  The executive’s level of expertise in a given area,

  The executive’s role in developing and executing corporate strategy,

  The executive’s potential to lead the Company in the future, and

  A comparison of salaries for similarly situated positions.

     Effective February 1, 2007, based on the factors described above, the Committee approved merit increases in the salaries for the named executive officers other than Mr. Yaeger ranging from 2.5% to 3.7%. The Committee also approved a merit increase of 4.7% for Mr. Yaeger’s base salary, effective February 1, 2007 based on the Company’s performance in fiscal year 2006 (including the attainment of record earnings for the fourth consecutive year) and the significant growth in the business of Laclede Energy Resources.

Annual Incentive Plan

     The Company’s Annual Incentive Plan (“AIP”) is designed to motivate and reward participants for shorter term, annual results that are tied to corporate financial, operational and customer objectives in alignment with shareholder goals, as well as to individual performance objectives.

     The cash award of an executive is determined based on the following formula:

AIP Target Opportunity x Individual Performance.

     The AIP Target Opportunity is the percentage of the participant’s salary that the award may represent. The Committee sets the AIP Target Opportunities for participants after reviewing survey data (from the surveys mentioned on page 15) and are tied to the salary range for the participants’ positions at the Company. For fiscal year 2007, the Board approved the following corporate performance measures and weightings: earnings per share (70%); customer satisfaction as measured by the index rating on the annual gas utility residential customer satisfaction study conducted by J.D. Power and Associates (15%); and the aggregate attainment by participants of individual objectives developed in support of the annual corporate business plan at target level or higher (15%). The target performance levels were set at: $2.22 for earnings per share, rank in the top 25% of Midwestern local gas distribution companies in the J.D. Power study, and 75% of the individual objectives of the plan participants achieve target or higher level performance.

     The table below indicates for the named executive officers the range of payout opportunities for the fiscal year 2007:

	Opportunity Range	Target Opportunity		AIP Award
Yaeger	0-75%	50%	$265,000	$340,000	64%
Neises	0-60	35	109,700	188,000	60
Shively	0-60	35	93,100	10,000	4
Cooper	0-60	35	83,500	58,400	25
Geiselhart	0-45	25	46,300	52,000	28

     For fiscal year 2007, the Company achieved high earnings per share performance and the aggregate attainment of individual objectives surpassed the target level of performance. The J.D. Power metric did not meet the threshold level. After evaluating the CEO’s performance measures, which are synonymous with the fiscal year 2007 corporate performance measures described above, the Board approved his award and the awards for the named executive officers, as detailed in the table above. Mr. Neises’ award reflects his contributions in growing Laclede Energy Resources’ business and Laclede Gas’ off-system sales revenues for the year. Mr. Shively’s award reflects SM&P’s earnings performance and key customer retention over the last fiscal year. Mr. Cooper’s award reflects his efforts in the deployment of technology to achieve organizational efficiencies, and Mr. Geiselhart’s award reflects his success in the reconstruction and implementation of the strategy and business planning process.

Long-term Incentives

2006 Equity Incentive Plan

     The Company provides long-term incentive compensation under the 2006 Equity Incentive Plan to further align the interests of executives with shareholders through equity ownership. For selected high-level executives who have the responsibility for establishing and executing the Company’s business strategy, including the named executive officers, the Company recognized that restricted shares contingent upon the attainment of multi-year performance results reflect a long-term focus on building shareholder value.

     The Company also believes that these performance criteria for the performance-contingent restricted shares (“PCRS”) are more efficient from a cost/benefit perspective as well as less dilutive than stock options, in providing an appropriate long-term incentive opportunity. The performance criteria for the PCRS awarded in fiscal year 2007 are earnings per share over a three-year period and dividend growth metrics that are weighted at 70% and 30%, respectively. In setting the targets for these metrics, the Board establishes measures that are challenging, yet achievable. The performance targets are considered to be confidential and competitive information, particularly to the extent the performance targets relate to company financial data for which the Company does not provide publicly announced guidance. Since the PCRS awards have only been issued recently and the metrics are for a multi-year period, the Company does not yet have the historical data to determine the ability to attain the target performance.

     The Committee awarded PCRS to 15 executives, including all of the named executive officers, on November 2, 2006. These awards are included in the Grants of Plan-Based Awards table in this proxy statement. The table below indicates for the named executive officers the grants made in November 2006 for the performance period for the fiscal years 2007-2009. The target amounts are the number of shares granted in the awards. The threshold amount is the number of shares based on achieving threshold performance goals. Vesting of PCRS for performance between threshold and target is based on straight line interpolation, as determined by the Committee. There is no opportunity to achieve an award above target level.

	Threshold	Target
Yaeger	7,500	15,000
Neises	2,500	5,000
Shively	2,500	5,000
Cooper	2,000	4,000
Geiselhart	2,000	4,000

Stock Ownership Guidelines

     To provide a direct link between executive and shareholder interests, the Company has adopted ownership guidelines for the CEO and certain executive officers, including all the named executive officers. Within five years of the adoption of these guidelines or entrance into a covered position, the CEO is expected to own shares with a value equal to two times his base salary and the other named executive officers are expected to own shares with a value equal to one times their base salary, as determined when the officer first becomes subject to the guidelines. In addition to achieving the share ownership guidelines, executive officers are required to retain any award of restricted shares under an equity incentive plan for a minimum of three years after the restrictions lapse.

Incentive Compensation Plan

     Laclede Gas Company offered an Incentive Compensation Plan that was designed to provide a long-term incentive for certain senior executives. The plan provided for the award of share units with two payments features: quarterly dividend equivalent payments and an annual deferred compensation amount based on changes in consolidated retained earnings. The Laclede Gas Incentive Compensation Plan became frozen in 2002. Under this plan, Messrs. Yaeger and Neises have 73,465 and 34,750 fully vested share units, respectively. There are no other active employee participants, however, there are retired executives receiving benefits under this plan. The dividend equivalents and deferred compensation amounts are reflected in the all other compensation and non-equity incentive plan compensation columns, respectively, of the Summary Compensation Table.

Post-Termination Compensation

     The Company believes it is important to provide officers the payment of benefits in the event of a termination, resignation or retirement after a change in control, particularly since it generally does not enter into employment agreements. As a result, various Company plans include provisions relative to vesting or payments in the event of a termination after a change in control. More details on these various provisions are discussed later in the Potential Payments Upon Termination or Change in Control section.

     The Company, through its predecessor Laclede Gas Company, in 1990 adopted the Management Continuity Protection Plan which provides for lump sum severance payments if an officer of Laclede Gas Company is terminated for any reason (other than death, disability or for actions involving moral turpitude) within a certain period following a change in control. For more discussion of the details of these plan provisions, see the discussion in Potential Payments Upon Termination or Change in Control section later in this proxy statement.

Executive Salary Protection Plan

     In 1977, Laclede Gas adopted the Executive Salary Protection Plan that entitles an executive’s spouse to receive certain payments upon the executive’s death (whether the executive was actively employed or retired at the time of death) based upon the annual salary of the executive at the time of death or retirement, as applicable, and the age of the executive, at the time of death. There have not been any new participants added to the plan since 1997. Only Messrs. Yaeger and Neises are participants in the plan.

     During fiscal year 2007, the Company provided life insurance coverage to its other officers. Further details on the Executive Salary Protection Plan are provided later in the narrative section following the Summary Compensation Table and Grants of Plan-Based Awards Table in this proxy statement.

Deferred Income Plans

     Since 1986, the Company has offered its directors, officers and certain key employees of Laclede Gas Company the opportunity to defer income under deferred income plans. More details on the plans are provided in the Nonqualified Deferred Compensation section later in this proxy statement.

Other Company Provided Benefits

     The Company believes retirement, health and welfare benefits serve an important role in the total compensation and benefits package offered to employees to assist in attracting and retaining key talent. The Company, through its subsidiaries, provides both Company-paid and voluntary health and welfare programs. The programs are reviewed periodically pursuant to the Company’s intent to be competitive within the industry in terms of total compensation.

Retirement Plans

     The Company offers its employees defined contribution 401(k) plans that provide Company matches for all employees, including the named executive officers. All of the named executive officers participate in their respective company’s 401(k) plan.

     Laclede Gas Company provides a qualified defined benefit retirement plan for its employees. Benefit payments under this plan are based upon a participant’s “average final compensation” and years of service. Laclede Gas Company also provides a nonqualified supplemental retirement plan. More details relative to these plans are included in the Pension Benefits and Nonqualified Deferred Compensation sections later in this proxy statement.

     In fiscal year 2007, the Company transferred Mr. Shively from his position as Senior Vice President of Business and Services Development for Laclede Gas Company and Interim President of SM&P Utility Resources, Inc. to the full-time position of President of SM&P. As a result of that transfer, Mr. Shively became a full-time employee of SM&P, participating in the SM&P compensation and benefits programs, and not eligible to participate in various Laclede Gas plans. Mr. Shively also participates in a Supplemental Pension Agreement which offsets any changes incurred in his retirement benefits due to his transfer to SM&P.

Perquisites

     As a matter of business philosophy, the Company provides limited perquisites or personal benefits to executive officers (including the CEO). These limited perquisites include the personal use of a Company automobile, parking at the Company headquarters, spousal travel to industry associations that encourage spousal attendance, club memberships that are used primarily for business purposes, and Company paid annual physical exams. When an executive, such as Mr. Geiselhart, must relocate, perquisites may also include the payment of relocation expenses as well as the associated tax obligations.

Internal Revenue Code

     The Committee considers Section 162(m) of the Internal Revenue Code in the design of incentive plans to preserve the corporate tax deductibility of compensation. In some circumstances, however, the Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Annually, the Committee reviews all compensation programs and payments and determines the tax impact on the Company. The Company anticipates that all compensation paid to the named executive officers in fiscal year 2007 will be tax deductible.

Accounting Information

     The Company accounts for equity incentive grants under SFAS No. 123(R) and uses the binomial option-pricing model to estimate the fair value of awards of stock options. The fair value of restricted stock awards is estimated using the closing price of the Company’s common stock on the grant date. During fiscal year 2007, the Company did not make any modifications to equity grants that resulted in a re-measurement of expense under the accounting rules.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board (and the Board has approved) that the CD&A be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

COMPENSATION COMMITTEE
Arnold W. Donald, Chairman
Edward L. Glotzbach
William E. Nasser
John P. Stupp, Jr.

EXECUTIVE COMPENSATION

     The table that follows presents information about compensation for the chief executive officer, chief financial officer and three other most highly compensated executive officers, as defined by the Securities and Exchange Commission, of the Company and its subsidiaries for the last fiscal year. During fiscal year 2007,

1.	the Company transferred Mr. Shively from his position as Senior Vice President of Business Development for Laclede Gas Company and interim President of SM&P Utility Resources, Inc. to the full-time position of President of SM&P and

2.	on September 4, 2007, Mr. Cooper announced his resignation from the Company effective October 1, 2007.

Summary Compensation Table

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
			Stock	Option	Compensation	Compensation	Compensation
Name	Year	Salary(1)	Awards(2)	Awards(2)	(3)	Earnings(4)	(5)	Total
D. H. Yaeger	2007	$ 546,667	$ 321,416	$ 143,987	$ 403,180	$ 754,910	$ 184,792	$ 2,354,952
Chairman of the Board,
President & CEO

K. J. Neises	2007	321,100	107,139	53,995	217,885	414,941	88,218	1,203,278
Executive Vice President
Energy and Administrative
Services, Laclede Gas

R. E. Shively	2007	278,876	96,695	49,786	10,000	60,998	41,369	537,724
President, SM&P

B. C. Cooper	2007	242,500	85,711	44,094	58,400	65,886	39,781	536,372
Chief Financial Officer

M. C. Geiselhart	2007	188,667	43,937	-	52,000	19,901	133,222	437,727
Vice President Strategic
Development and Planning
____________________

(1)	Includes any amounts of salary deferred under the Laclede Gas Company Salary Deferral Savings Plan, deferred income plans, and, in the case of Mr. Shively, the Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc.

(2)	Amounts calculated using the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” (SFAS No. 123(R)), except that these amounts are exclusive of the estimate of forfeitures. See Note 1, Summary of Significant Accounting Policies, Stock-Based Compensation, of the consolidated financial statements in the Company’s annual report for the year ended September 30, 2007 for a discussion regarding the manner in which the fair value of these awards are calculated, including assumptions used. Amounts in the Stock Awards column are attributable to performance-contingent restricted shares awarded in fiscal 2006 and 2007. Amounts in the Options Awards column relate entirely to stock options granted in prior fiscal years.

(3)	Includes amounts earned under the Company’s Annual Incentive Plan in fiscal year 2007 but paid in fiscal year 2008. Also includes deferred compensation amounts accrued in fiscal year 2007 under the Laclede Gas Incentive Compensation Plan for units awarded in prior years. See page 18 for a discussion of the Laclede Gas Incentive Compensation Plan, which has been frozen as to new participants and new awards since 2002. Of the named executive officers, only Messrs. Yaeger and Neises have outstanding awards under this plan. These amounts are also included in the “Company contributions in last FY” column of the Nonqualified Deferred Compensation Table later in this proxy statement. Amounts earned under these two plans for fiscal year 2007 are shown below.

		Incentive Compensation
		Plan - Deferred
	Annual Incentive	Compensation
	Plan Award Earned	Amounts Accrued	Total
Yaeger	$340,000	$63,180	$403,180
Neises	188,000	29,885	217,885
Shively	10,000	-	10,000
Cooper	58,400	-	58,400
Geiselhart	52,000	-	52,000

(4)	The aggregate change in the actuarial present value of the named officers’ accumulated benefit under the Employees’ Retirement Plan of Laclede Gas Company, and the Supplemental Retirement Plan, as well as the above market or preferential earnings in fiscal year 2007 on deferrals in the Deferred Income Plans are shown in the table below. For Mr. Shively, the increase in pension value also includes the change in the actuarial present value under his Supplemental Pension Agreement. The amounts shown below in the “Above-Market Interest” column also appear in the “Executive contributions in last FY” column of the Nonqualified Deferred Compensation table.

	Increase in Pension Value	Above-Market Interest	Total
Yaeger	$744,395	$10,515	$754,910
Neises	383,235	31,706	414,941
Shively	59,893	1,105	60,998
Cooper	64,898	988	65,886
Geiselhart	19,527	374	19,901

(5)	The table below provides details on the amounts included in this column:

		Dividend Equivalents under	Dividends on
		Laclede Gas Incentive	Restricted Stock
	401(k) Match	Compensation Plan	Awards	Perquisites	Other	Total
Yaeger	$8,923	$107,259	$43,800	$24,810	$ -	$184,792
Neises	8,853	50,375	14,600	14,390	-	88,218
Shively	3,815	2,738	13,140	8,934	12,742	41,369
Cooper	8,096	-	11,680	16,243	3,762	39,781
Geiselhart	1,314	-	5,840	126,068	-	133,222

As a result of his transfer to SM&P, on and after January 1, 2007 Mr. Shively no longer receives dividend equivalent payments under the Laclede Gas Incentive Compensation Plan. As an employee of SM&P, he now participates in SM&P’s nonqualified executive benefit plan, which is described later in this proxy statement in the Nonqualified Deferred Compensation section. The amount shown for Mr. Shively in the “Other” column above also appears in the “Company contributions in last FY” column of the Nonqualified Deferred Compensation Plan table. The amount in the “Other” column for Mr. Cooper represents pay in lieu of vacation due to his resignation from the Company.

Perquisites include personal use of sports boxes, Company automobiles, and club memberships not used wholly for business purposes; life insurance premiums, physical exams, parking, and spousal travel. Mr. Geiselhart’s perquisites also include $82,732 in relocation expenses relative to his move from Atlanta to St. Louis and $38,146 in gross-up payments for such expenses. Values for perquisites are based on aggregate incremental costs to the Company and its subsidiaries.

Grants of Plan-Based Awards

     The plans under which grants in the table below were made are generally described in the Compensation Discussion and Analysis in the Annual Incentive Plan and 2006 Equity Incentive Plan sections. These plans provide for performance awards, stock options, restricted stock grants, and restricted stock units. Under the Annual Incentive Plan, grants of potential awards are made in November with the determinations of earned award amounts made in the following October based upon individual and corporate performance in the most recently completed fiscal year. In fiscal year 2007, the Compensation Committee recommended to the Board of Directors for Board approval at its October meeting equity awards under the Equity Incentive Plan, with the grant date being the fourth business day after the issuance of the Company’s year-end earnings results press release.

Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)
	Grant	Action					(In Shares)		Grant Date
Name	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Fair Value
Yaeger	11/30/2006	11/30/2006	$132,500	$265,000	$397,500
	11/2/2006	10/27/2006				7,500	15,000	NA	$524,250

Neises	11/30/2006	11/30/2006	47,000	109,700	188,000
	11/2/2006	10/27/2006				2,500	5,000	NA	174,750

Shively	11/30/2006	11/30/2006	39,900	93,100	159,600
	11/2/2006	10/27/2006				2,500	5,000	NA	174,750

Cooper	11/30/2006	11/30/2006	35,800	83,500	143,100
	11/2/2006	10/27/2006				2,000	4,000	NA	139,800

Geiselhart	11/30/2006	11/30/2006	18,500	46,300	83,300
	11/2/2006	10/27/2006				2,000	4,000	NA	139,800
____________________

(1)	These columns show the range of possible payouts for fiscal year 2007 performance under the Annual Incentive Plan as described in the Compensation Discussion and Analysis on page 17 if the officer attains threshold, target or maximum performance on all of his respective individual objectives. The amounts earned based upon performance in fiscal year 2007 and paid in fiscal year 2008 are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and were based on the metrics described in the Compensation Discussion and Analysis.

(2)	These columns show the range of payouts for the performance-contingent restricted stock granted in fiscal year 2007. The target level of performance is the maximum number of shares of performance-contingent restricted stock as to which the restrictions may lapse. The dollar amounts recognized by the Company for these awards are shown in the Stock Awards column in the Summary Compensation Table with the valuation calculated using the assumptions referenced in footnote 2 to that table.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Annual Incentive Plan

     The Company maintains the Annual Incentive Plan for its officers and certain key employees with corporate and individual performance objectives set annually. At the beginning of each fiscal year, the Board of Directors approves the corporate performance measures to be used for that year and the weightings assigned to each measure. The Board of Directors bases performance targets on the corporate business plan for the upcoming fiscal year. After the level of corporate funding has been determined based on achievement of the corporate objectives, the plan formula used to determine an individual’s award is:

AIP Target Opportunity x Individual Performance

     The AIP Target Opportunity is the percentage of the participant’s salary that the award may represent. Furthermore, at the conclusion of each fiscal year, Company management assesses the level of individual performance and provides its recommendations to the Compensation Committee and the independent members of the Board for approval. For fiscal year 2007, the Board of Directors determined that earnings per share, customer satisfaction and aggregate attainment of individual goals are the corporate performance measures that would provide the basis for creating shareholder value.

     Further details relative to the Plan are in the CD&A.

Laclede Gas Company Incentive Compensation Plan

     Previously, under the Laclede Gas Incentive Compensation Plan, share units were awarded that provide for the payment of dividend equivalents and the accrual of annual deferred compensation amounts. Although awards have not been made since 2002, Messrs. Yaeger and Neises continue to receive dividend equivalent payments and earn annual deferred compensation amounts and are now fully vested in their awards of 73,465 and 34,750 share units, respectively. They will forfeit all rights to the share units, however, if their employment ends for any reason other than retirement, death, disability or resignation following a hostile change in control of the Company. Because Messrs. Yaeger and Neises are fully vested, they, and their spouses after their deaths, are entitled to continue receiving dividend equivalent payments for life. The deferred compensation amounts are payable upon retirement in 10 annual installments with interest credited after retirement based on the then current prime rate. There are also retired executives receiving benefits under this plan.

2006 Equity Incentive Plan

     The equity incentive plan awards in the Grants of Plan-Based Awards Table were awarded in November 2006. The fiscal year 2007 awards were performance-contingent restricted shares (“PCRS”), which are restricted shares that vest upon the attainment of multi-year performance results. Under the terms of the awards, these shares may vest if certain corporate performance metrics for the 2007 – 2009 fiscal year performance period are met or exceeded. The performance criteria for the PCRS awarded in fiscal year 2007 are earnings per share over a three-year period and dividend growth metrics that are weighted at 70% and 30%, respectively. If the performance contingency is not satisfied for the fiscal years 2007-2009 performance period, the shares will be forfeited. At the conclusion of the performance cycle, payouts can range from 0% to 100% of target. If the performance criteria are met after the performance cycle and the PCRS have vested, executives are restricted from selling the shares, except for the payment of taxes on such shares, for an additional three year period. Prior to vesting, participants are entitled to receive the dividends payable on and to vote the shares. More details on these awards are included in the CD&A.

     The option awards in the Summary Compensation Table were awarded in fiscal years 2003 and 2004. All of the options awarded in fiscal year 2003 are fully vested and 75% of those awarded in fiscal year 2004 have vested. All of the options have exercise prices equal to the closing market price on the respective grant dates. Due to his resignation at the end of fiscal year 2007, Mr. Cooper forfeited all of his outstanding option and stock awards on October 1, 2007.

Outstanding Equity Awards Table

	Option Awards(1)				Stock Awards
					Equity Incentive	Equity Incentive Plan
	No. of	No. of			Plan Awards:	Awards: Market or
	Securities	Securities			No. of Unearned	Payout Value of
	Underlying	Underlying			Shares, Units or	Unearned Shares,
	Unexercised	Unexercised	Option	Option	Other Rights That	Units or Other Rights
	Options	Options	Exercise	Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested(2)	Vested(3)
Yaeger	20,000	0	$23.27	2/5/13	15,000	$484,200
	30,000	10,000	$28.85	11/5/13
	20,000	20,000	$30.95	11/3/14

Neises	2,850	0	$23.27	2/5/13	5,000	161,400
	0	3,750	$28.85	11/5/13
	0	7,500	$30.95	11/3/14

Shively	11,250	0	$23.27	2/5/13	4,500	145,260
	11,250	3,750	$28.85	11/5/13
	6,250	6,250	$30.95	11/3/14

Cooper	0	0	$23.27	2/5/13	4,000	129,120
	0	3,125	$28.85	11/5/13
	6,250	6,250	$30.95	11/3/14

Geiselhart	0	0	0	0	2,000	64,560
____________________

(1)	Options vest in four equal installments each year beginning on the first anniversary of the grant date.

(2)	The number of shares included in the column are based on achieving threshold level of performance since as of the end of fiscal year 2007, the Company’s performance did not exceed the threshold performance level. This column includes two grants of performance–contingent restricted shares that are subject to satisfaction of performance criteria for the performance periods as indicated in the table below:

	Performance-Contingent Restricted Stock Grants at Target Level
	10/1/05 – 9/30/08	10/1/06 – 9/30/09
	Performance Period	Performance Period
Yaeger	15,000	15,000
Neises	5,000	5,000
Shively	4,000	5,000
Cooper	4,000	4,000
Geiselhart	0	4,000

(3)	The dollar amounts in this column reflect the value calculated using the closing price of the Company stock on September 28, 2007 ($32.28).

Option Exercises and Stock Vested in Fiscal 2007 Table

	Option Awards		Stock Awards
	No. of Shares Acquired	Value Realized on	No. of Shares Acquired
Name	on Exercise	Exercise	on Vesting	Value Realized on Vesting
Yaeger	-	$ -	-	$-
Neises	15,900	90,914	-	-
Shively	-	-	-	-
Cooper	11,250	90,984	-	-
Geiselhart	-	-	-	-

Pension Plan Compensation

     Laclede Gas Company maintains the Employees’ Retirement Plan of Laclede Gas Company, a tax-qualified defined benefit plan that provides monthly retirement benefits to eligible employees, including the named executive officers. The Internal Revenue Code generally places a limit on the amount of the annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. Since 1977, Laclede Gas has maintained the Supplemental Retirement Plan, a nonqualified plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the limits on the qualified plan. Please note the following relating to the benefits shown in the table below:

  The Supplemental Retirement Plan is unfunded and subject to forfeiture in the event of bankruptcy.

  The years of credited service in the table are the same as the executives’ years of actual service.

  While normal retirement age under each of the retirement plans is age 65, participants may retire at age 60 with 10 or more years of service without reduction for early retirement. Thus, as directed by the Securities and Exchange Commission, we assumed retirement at age 60 in calculating the benefits for all the executives except Mr. Neises, who is over age 60 and for whom we used his actual age. Benefits for participants who retire between age 55 and age 60 with 10 or more years of service are reduced by 1.4% per year for each year below age 60.

  Executives at the Company are subject to mandatory retirement at age 65 unless the Board of Directors asks them to continue working past that age, as it did with Mr. Neises.

  The compensation used to determine benefits under the qualified plan and the Supplemental Retirement Plan include the amounts in the Salary column and the amount attributable to payments under the Annual Incentive Plan in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

  The pension benefits in the table below were calculated using the June 30, 2007 measurement date;

  the same assumptions as described in Note 2, Pension Plans and Other Postretirement Benefits, of the consolidated financial statements in the Company’s annual report for the year ended September 30, 2007, except we used retirement at the greater of 60 or the executive’s actual age as noted above and, as required, we did not use an income growth assumption nor any forfeiture assumption;

  the greater of
  years of service, multiplied by the sum of 1.7% of Social Security covered compensation (a 35-year average of Social Security maximum bases) plus 2.0% of the highest average normal compensation during a 36-month period in the 10 years prior to the June 30 measurement date in excess of Social Security covered compensation; and

  the highest average normal compensation during a 36-month period in the 10 years prior to June 30 measurement date, multiplied by (i) years of service and (ii) the benefit factor of 2.1% , less the executive’s estimated Social Security benefit multiplied by 1.25% for each year of service up to a maximum of 40 years;
  the assumption of a 90% probability that the participant elects a lump sum equivalent of the monthly annuity amount described above.
  Currently, Mr. Geiselhart is not vested in his benefits under these plans.

  Mr. Cooper, who resigned effective October 1, 2007, and Mr. Shively, who transferred to SM&P, no longer accrue any benefits under the plans.

     As noted above, Mr. Shively transferred to SM&P and became ineligible to participate in the qualified and supplemental plans on January 1, 2007. To compensate him for this loss of benefits, SM&P entered into the Supplemental Pension Agreement with him. The agreement provides for the payment of a pension benefit amount and a deferred compensation amount, both of which are payable in a lump sum amount. The pension benefit amount represents an amount calculated under the Laclede Gas qualified and supplemental retirement plans as if he were continuously employed through that date, less (i) his actual accrued benefits under these plans, and (ii) amounts accrued under SM&P’s deferred compensation, pension and profit-sharing plans that are funded by employer contributions (not including the company match under the SM&P 401(k) plan) plus a rate of return over the term of the investments equal to Moody’s corporate bond average plus two percent. The pension benefits amount is payable upon a transfer to an affiliate, separation from service from SM&P and its affiliates or change in control. Change in control means the acquisition of more than 50% of the total fair market value or voting power of SM&P, but does not encompass a change in control of Laclede Group. If one of these payment events occurs before the earliest date under which he is eligible to receive payment of his accrued benefit under the Laclede Gas qualified pension plan, the pension benefit amount will be actuarially reduced.

     The deferred compensation benefit under the supplemental pension agreement is $17,850 and is payable upon the first to occur of his termination of employment after reaching early retirement age, death or disability. He forfeits the benefits if his employment terminates otherwise.

Pension Benefits Table

			Present
		No. of Years	Value of	Payments
		Credited	Accumulated	During Last
Name (1)	Plan Name	Service	Benefit	Year
Yaeger	Laclede Gas Company Employees’ Retirement Plan	16.58	$ 838,019	$-
	Supplemental Retirement Plan	16.58	2,443,760	-

Neises	Laclede Gas Company Employees’ Retirement Plan	23.58	1,113,594	-
	Supplemental Retirement Plan	23.58	1,420,400	-

Shively	Laclede Gas Company Employees’ Retirement Plan	5.92	127,561	-
	Supplemental Retirement Plan	5.92	82,644	-
	Supplemental Pension Agreement	.5	25,604	-

Cooper	Laclede Gas Company Employees’ Retirement Plan	4.75	125,998	-
	Supplemental Retirement Plan	4.75	66,863	-

Geiselhart	Laclede Gas Company Employees’ Retirement Plan	.83	18,614	-
	Supplemental Retirement Plan	.83	913	-
____________________

(1)	Mr. Yaeger is currently eligible for early retirement benefits because he has reached age 55 and has 10 or more years of service. Under the plans, his early retirement benefit would be in an amount equal to his accrued benefit but reduced by .12% for each month by which his retirement date precedes his 60th birthday. Mr. Neises is currently eligible for normal retirement benefits.

Nonqualified Deferred Compensation

     The amounts in the table below include contributions by the executive and earnings on those contributions under the Laclede Gas Company Deferred Income Plan II. The Deferred Income Plan II:

  allows executives to defer up to 15% of salary and directors to defer up to 100% of fees and retainers,

  provides earnings on the deferrals based on Moody’s corporate bond average rate plus a percentage ranging from 1% to 3%, which percentage varies depending on the age of the participant at the beginning of that plan year, provides for death and disability income benefits that are payable in annual installments over a 15-year period following termination of employment due to total disability or death,

  provides retirement income benefits under the plan payable in annual installments over a 15-year period, but the payments continue for the life of the participant if the participant retires at age 65 or later for employees or age 70 or later in the case of directors, provides for a lump sum payment to the participant in the event of termination within two years following a change in control (as defined in Section 409A of the Internal Revenue Code of 1986 with a reduction in the amount payable to the extent necessary to avoid adverse tax consequences under the Internal Revenue Code). The lump sum payment will equal to the greater of (i) the present value of the deferral account balance projected under the minimum retirement income formula through age 65 or (ii) the actual deferral account accumulated through the termination date.

     For Messrs. Yaeger and Neises, the table also includes under the “Company contributions in last FY” and the “Aggregate balance at last FYE” columns, respectively, the deferred compensation amounts accrued on the share units awarded to them under the Laclede Gas Company Incentive Compensation Plan in the last fiscal year as well as the aggregate deferred compensation amounts at fiscal year end that they have accrued under the plan.

     Mr. Shively participates in SM&P’s nonqualified executive benefit plan under which SM&P currently contributes 6% of his earnings. This is the defined contribution (or profit-sharing) portion of the plan, and is funded by SM&P. His balance will be paid upon termination in such form as he elected, subject to compliance with the then current laws, and will be taxable to him upon payment. If he dies before retirement, the plan provides a death benefit equal to the greater of six times his annual plan entry salary or his account balance.

     SM&P’s plan also allows him to defer up to 100% of income less his 401(k) contributions. This plan acts as a wrap around to the 401(k) plan allowing “highly compensated” individuals, as defined in the Internal Revenue Code, to contribute over the 401(k) limits (3.85% in 2007). When he leaves the company, the balance in this portion of the plan will be paid out, and will be taxable to him at that time. During fiscal year 2007, Mr. Shively did not receive an employer match in the plan.

     The SM&P plan is funded by insurance policies, so each participant must go through the insurance underwriting process. The insurance policies are owned by SM&P, who is also the beneficiary.

     The Company is in the process of amending the plans to comply with the final regulations for Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation Table

	Executive	Company	Aggregate
	Contributions in	Contributions in	Earnings in Last	Aggregate Balance at Last
Name	Last FY(1)	Last FY(2)	FY(3)	FYE
Yaeger	$60,000	$63,180	$33,286	$ 735,979
Neises	-	29,885	86,801	1,167,327
Shively	9,269	12,742	1,498	23,508	(4)
	-	-	7,204	129,121	(5)
Cooper	26,737	-	9,873	174,289
Geiselhart	12,000	-	767	13,773
____________________

(1)	The amounts in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The amounts in this column are also included in the Summary Compensation Table in the “Non-equity incentive plan compensation” column in the case of Messrs. Yaeger and Neises and in the “All other compensation” column in the case of Mr. Shively.

(3)	The amounts attributable to nonqualified deferred compensation earnings in the “Change in pension value and nonqualified deferred compensation earnings” column in the Summary Compensation Table and identified in footnote 4 to that table are also included in this column.

(4)	The amounts in this row are attributable to Mr. Shively’s participation in SM&P’s nonqualified executive benefit plan described above.

(5)	The amounts in this row are attributable to Mr. Shively’s participation in Laclede’s Deferred Income Plan prior to his transfer to SM&P as well as $17,850 deferred compensation amount payable to him under his supplemental pension agreement. While he is unable to participate in the Laclede Deferred Income Plan, his contributions continue to accrue interest as described above.

Potential Payments Upon Termination or Change in Control

     The following discussion describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment if such termination were to occur on September 30, 2007 and using the closing price of $32.28 per share of the Company’s stock on the New York Stock Exchange on September 28, 2007, the last trading day of the fiscal year. The discussion does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

     The distributions of plan balances under the Company’s deferred income plans are discussed in the Nonqualified Deferred Compensation section of this proxy statement and the payments under the Incentive Compensation Plan are discussed in the narrative to the Summary Compensation Table in this proxy statement.

Separation Agreement

     Effective October 1, 2007, Mr. Cooper, then Chief Financial Officer, resigned from The Laclede Group and its subsidiaries. To facilitate a smooth transition with Mr. Cooper’s assistance, the Company entered into an agreement with Mr. Cooper relative to the terms of his separation of employment. Under that agreement, Mr. Cooper will receive twelve monthly payments that in aggregate equal to his annual base salary as of September 1, 2007, as well as career transition services for up to twelve months. The agreement requires cooperation, confidentiality, non-solicitation, non-disparagement and release of claims for the benefit of the Company. Given his resignation, Mr. Cooper is excluded from the disclosures that follow.

Management Continuity Protection Plan

     Laclede Gas Company’s Management Continuity Protection Plan, adopted in 1991, provides for the payment of benefits to officers in the event of termination, resignation or retirement after a change in control. Some key terms are listed below.

1.	Change in control is defined in the plan as when someone acquires more than 50% of the voting power of securities of The Laclede Group or if someone acquires between 30% and 50% of the voting power and the Board determines that a de facto change in control has occurred.

2.	The plan does not provide benefit payment to those participants who have reached normal retirement age of 65, such as Mr. Neises. Further, the plan limits the amount of the benefit payable to an amount equal to the participant’s average monthly compensation for the five-year period immediately preceding the cessation of employment multiplied by the number of months until the date the participant would reach normal retirement age of 65.

3.	No benefits are payable if the officer is terminated for cause, with cause defined as irreversible incapacity or disability for six months that renders the officer unable to perform the services for which he was employed, any conduct in the performance of duties that involves moral turpitude, or death.

4.	To the extent that any payment under the plan would trigger an adverse tax consequence under Section 280G or 4999 of the Internal Revenue Code or an excise tax by the participant, the officer does not receive any gross-up payment, and the amount of the benefit is reduced to the extent necessary to avoid such adverse tax consequence.

     If, after a change in control, a participant is terminated other than for cause, resigns or retires within 54 months in the case of the President and any Executive Vice President, or within 42 months in the case of all other officers, then the participant is entitled to a lump-sum payment of an amount equal to the average annual compensation paid to the participant for the five-year period immediately preceding cessation of employment multiplied by 2.99 for the President or an Executive Vice President, or 2.00 for the other officers. Payments to the named executive officers under this plan must be delayed for six months upon termination to comply with the requirements of Internal Revenue Code Section 409A. The amount of the benefit is reduced for each month the participant remains employed by the company starting with the seventh month after the change in control. The amount of the reduction is 1/48 per month for the President or an Executive Vice President and 1/36 for all other officers. The plan further limits benefits payable when the participant is at or near normal retirement age under the Laclede Gas defined benefit pension plan since the participant will then be eligible to receive his or her full benefits under that plan. The potential payments to the named executive officers under the plan are as follows assuming a change in control and termination other than for cause on September 30, 2007:

Yaeger	$2,352,635
Neises	-
Shively	624,366
Geiselhart	348,624

Retention Agreement

     On September 24, 2007, the Company and SM&P entered into a retention agreement with Mr. Shively. Under this agreement, if Mr. Shively remains actively employed with SM&P while the Company explores a possible divestiture of SM&P, he may be entitled to certain payments upon the closing of such a sale. The agreement, which expires June 30, 2008, unless unilaterally extended by Laclede, provides that if a sale materializes and he uses his best efforts to perform the responsibilities of his current position and works to effectively maintain and grow the value of SM&P and its business; he will receive a retention payment equal to one year of his base salary. Under the agreement, Mr. Shively also may earn an additional performance-contingent payment equal to 25% of his base salary if SM&P meets certain financial and customer targets prior to a potential closing date.

Equity Incentive Plan

     Under the Company’s Equity Incentive Plan, participants, including the named executive officers, have received awards of nonqualified stock options and performance-contingent restricted stock. The participant’s termination of employment or a change in control of the Company may cause certain events to occur under the awards. Some key terms are defined by the plan:

     Change in control:

  One or more persons acquiring 30% or more of the voting power of the Company’s outstanding securities;

  Replacement of a majority of the board by individuals whose nominations were not approved by a majority of the board; or

  Shareholder approval of a reorganization, merger or consolidation that results in the Company’s shareholders no longer owning more than 50% of the voting power of the surviving entity’s outstanding securities.

     Termination for cause: Termination of the participant’s employment with the Company or any of its subsidiaries upon:

  Willful and continued failure of the participant to perform substantially the duties of employment assigned by the Company (other than failure resulting from incapacity due to physical or mental illness) after the Company has given a demand of substantial performance that identifies the manner in which it believes that the participant has not substantially performed such duties; or

  Willful engagement by the participant in misconduct that is materially injurious to the Company.

     The participant’s actions or omissions will be considered willful if done in bad faith or without reasonable belief that the actions or omissions were in the best interests of the Company and its subsidiaries. Any action or omission based upon authority in a board resolution, instructions from the CEO or other senior officer, or advice of Company counsel is conclusively presumed to be done or omitted in good faith and in the best interests of the Company.

Nonqualified stock options

     Under the terms of the awarded options, if within two years of a change in control the participant’s employment is terminated without cause, any non-vested options immediately vest upon the termination date. The table below shows the spread value of the acceleration of the vesting of options ($32.28 minus the option exercise price multiplied by the number of shares for which vesting is accelerated) upon termination without cause after a change in control assuming a change in control and termination without cause on September 30, 2007:

Yaeger	$60,900
Neises	22,838
Shively	21,275
Geiselhart	-

     Any non-vested options will expire upon the participant’s termination of employment for any reason other than without cause after a change in control. However, the non-vested options of a participant who retires due to the mandatory retirement provisions of the qualified pension plan will continue to vest in accordance with the vesting schedule for the options for the next 33 months and will fully vest on the first day of the 34th month after the participant’s mandatory retirement date. Mr. Neises is subject to an extended mandatory retirement and the $22,838 amount represents the potential value of the unvested and accelerated nonqualified stock options that may vest under this provision at the 34th month following retirement. Also, if the participant dies after his mandatory retirement date but before the 34th month following such retirement, all non-vested options shall terminate and all vested options are exercisable by the participant’s estate or permitted transferee for 180 days following the participant’s death but not beyond the 10th anniversary of the grant date.

     With regard to vested options in circumstances other than termination after a change in control without cause, the vested options will expire upon the earlier to occur of:

  The date the participant voluntarily quits employment, other than by retirement or disability;

  Termination by the Company for cause;

  90 days after the date the participant’s employment is terminated for disability or any reason other than voluntary termination, cause, death or retirement;

  18 months after the date the participant’s employment ceases due to death;

  Three years after the date of the participant’s retirement;

  The date the participant violates the provision regarding protection of confidential Company information and non-solicitation of Company employees; and

  The 10th anniversary of the grant date.

Performance-contingent restricted stock (PCRS)

     These shares generally provide for vesting on the third anniversary of the grant date that falls after the end of the performance period, and only to the extent that the Compensation Committee determines that the performance contingency has been met or exceeded. Generally, the participant will become vested:

  In one-half of the shares if the threshold level for the performance contingency is met;

  To the extent performance is between threshold and target, vesting is based on straight line interpolation as determined by the Compensation Committee in its discretion; and

  In all of the shares if the target level for the performance contingency is met.

     A participant forfeits all non-vested shares upon the participant’s termination of employment for cause.

     If during the performance period a participant dies or leaves the Company due to retirement or disability, the participant remains eligible to earn a prorated award based on the number of full months as a participant during the performance period, as the administrator may determine, if the performance contingency is satisfied.

     If a participant’s employment is terminated by the Company within two years of a change of control, the awards are deemed earned at target and the shares become vested in such number as determined by multiplying the total share in the award by a fraction the numerator of which is the number of months in the performance period to the date of the change in control and the denominator of which is the total number of months in the performance period. Assuming a change in control and termination without cause on September 30, 2007, the following amounts assume the target level of performance pro-rated for the completion of 24/36 of the performance period for the first award that was granted in November 2005 and 12/36 of the performance period for the second award that was granted in November 2006. The same amounts would be payable in the event of a participant’s death, retirement or termination of employment due to disability if the target level of performance is achieved.

Yaeger	$484,200
Neises	161,400
Shively	139,880
Geiselhart	43,040

Annual Incentive Plan

     Annual incentive awards under the Annual Incentive Plan are deemed earned on a pro rata basis at target upon a change in control. The Grants of Plan Based Awards Table discloses the target level for the named executive officers under this plan. The plan defines change in control as:

  One or more persons acquiring 20% or more of the voting power of the Company’s outstanding securities;

  Replacement of a majority of the board by individuals whose nominations were not approved by a majority of the board; or

  Consummation of a reorganization, merger or consolidation that results in the Company’s shareholders no longer owning more than 50% of the voting power of the surviving entity’s outstanding securities.

     If a participant’s employment ceases due to termination other than for cause or by death, disability or retirement, the participant is eligible to earn an award on a pro rata basis based upon Company performance and the participant’s achievement of individual metrics. The following table shows the range of threshold to target amounts that could be payable upon termination other than for cause or upon retirement, death or disability assuming a termination without cause on September 30, 2007:

Yaeger	$132,500 -	$397,500
Neises	46,995 -	187,980
Shively	39,900 -	159,600
Geiselhart	18,500 -	83,250

     Termination for cause under the Annual Incentive Plan has the same meaning as in the Equity Incentive Plan.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

     The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of Deloitte & Touche LLP, independent registered public accountant, to audit the books, records and accounts of The Laclede Group and its subsidiaries for the fiscal year ending September 30, 2008. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote “FOR” The Ratification of
The Appointment of Deloitte & Touche LLP as
Independent Registered Public Accountant

OTHER MATTERS

Requirements, including deadlines, for submission of proxy proposals, nomination of directors and other business of shareholders

     Under the rules of the Securities and Exchange Commission, shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in January 2009 must be received by the corporate secretary of The Laclede Group at its principal office at 720 Olive Street, St. Louis, Missouri 63101 by August 20, 2008.

     Also, the procedures to be used by shareholders to recommend nominees to the Corporate Governance Committee are outlined on page 6 of this proxy statement. If a shareholder seeks to nominate a person or make a shareholder proposal from the floor of the annual meeting in January 2009, notice must be received by the corporate secretary at the Company’s principal executive offices no later than November 29, 2008 and not before October 30, 2008 (not less than 60 days nor more than 90 days, respectively, prior to January 29, 2009). Also, such proposal must be, under law, an appropriate subject for shareholder action to be brought before the meeting.

     The Chairman of the Board may refuse to allow the transaction of any business or to acknowledge the nomination of any person not made in compliance with the procedures set forth in the bylaws of The Laclede Group.

Proxy solicitation

     We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by telephone, electronic transmission or facsimile transmission. We have hired Morrow & Co. to assist us in the solicitation of proxies for a fee of $6,500, plus expenses for those services.

C/O COMPUTERSHARE TRUST, N.A.
P.O. BOX 43004
PROVIDENCE, RI 02940-3004

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by The Laclede Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Laclede Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THANK YOU FOR YOUR VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LCLDE1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE LACLEDE GROUP, INC.

1.	Election of directors:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	01) Edward L. Glotzbach 02) W. Stephen Maritz 03) John P. Stupp, Jr.			☐	☐	☐

Vote on Proposal								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2008							☐	☐	☐

Please date and sign exactly as your name appears. If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

For comments, please check this box and write them on the back where indicated.			☐

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

December 21, 2007

     Please attend our annual meeting of shareholders on January 31, 2008 at 10:00 a.m. at the Renaissance St. Louis Grant Hotel, 800 Washington Avenue, St. Louis, Missouri.

     Your vote is very important. Please vote, even if you plan to attend the meeting, in one of three ways:

  use the toll-free number shown on the opposite side,
  visit the website shown on the opposite side to vote via the Internet, or mark, sign, date and promptly return the proxy card in the enclosed postage-paid envelope.

     The agenda for this year's meeting is as follows:

  To elect three members of the Board of Directors to serve for a three-year term.
  To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2008 fiscal year.
  To transact such other business as may properly come before the meeting and any adjournment or postponement.

     If you plan on attending the meeting and you are a shareholder of record, you may attend the annual meeting by checking in with our representatives at the meeting. If these shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting, you must show proof of ownership of our common stock at the meeting.

     We thank you in advance for your vote this year.

THE LACLEDE GROUP, INC.
Proxy solicited on behalf of the Board of Directors for
Annual Meeting of Shareholders on January 31, 2008

The undersigned hereby appoints Mary C. Kullman, Mark D. Waltermire, Douglas H. Yaeger and each of them as proxies with full power of substitution to represent and to vote all shares that the undersigned would be entitled to vote if present at the annual meeting of shareholders of The Laclede Group, Inc. and at any adjournment or postponement thereof. The meeting will be held January 31, 2008 at 10:00 a.m. central standard time at the Renaissance St. Louis Grant Hotel, 800 Washington Avenue, St. Louis, Missouri. The undersigned hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Comments:

(If you noted any comments above, please mark the corresponding box on the reverse side)

(To be signed on reverse side)